Exhibit 4.3

Privileged and Confidential

HeadHunter Group PLC

2021 Restricted Stock Units Plan

(hereinafter referred to as the Plan)

1.	Certain Definitions

The capitalized terms set forth below shall have the meaning prescribed hereunder for purposes of the Plan:

ADSs	means American Depositary Shares representing Ordinary Shares.

The Company

means HeadHunter Group PLC, a public company limited by shares established under the laws of the Republic of Cyprus, with registered number 332806 whose registered address is at: 42 Dositheou Street, Strovolos, 2028, Nicosia, Cyprus.

Control

in relation to a corporation, partnership or other entity, means:

(i)the ability to appoint or remove directors having a majority of the voting rights exercisable at meetings or in respect of resolutions of the board of such corporation, partnership or other entity; or

(ii)the possession, directly or indirectly, of the power to direct or cause the direction of the policies of such corporation, partnership or other entity, whether through the ownership or possession (other than through customary pledge arrangements) of voting securities, the right to nominate the majority of the senior executive management, by contract or otherwise.

Expiration Date	means August 1, 2025.

Group	means the Company and all its Subsidiaries from time to time.

Ordinary Share	means an ordinary share in the capital of the Company with nominal value €0.002 per share.

Person	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

Shares	means the Ordinary Shares or the ADSs.

Subsidiary

in relation to an undertaking (the holding undertaking), means any other undertaking which the holding undertaking Controls and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any undertaking of which that other is a Subsidiary.

2.	Objectives

The Company has adopted the Plan in respect of its Shares to achieve the following goals:

2.1	Align interests of the stockholders and the management of the Company by providing to the key employees of the Group an opportunity to participate in a long-term growth of the Company’s value; and

2.2	Reward and retain key employees of the Group.
3.	Terms and conditions of the Plan
3.1

Available Shares. Subject to the provisions of this Section 3 and to adjustment under Section 4 (Adjustment), grants of Restricted Stock Units (the RSU) may be made under the Plan for up to a maximum number of Shares equal to six percent (6%) of the fully diluted aggregate number of Ordinary Shares issued and outstanding (by number) from time to time (the Pool). Each RSU carries the right to receive, at no cost to the recipient, one (1) Share (either an Ordinary Share or an ADS in the discretion of the Administrator (as defined below)) upon satisfaction of the applicable vesting conditions. In the event that any outstanding RSU shall be forfeited for any reason, they shall again become available for granting under the Plan.

Subject to Section 3.3, awards in the form of RSU shall reduce the available Pool by one (1) Share for each RSU granted.

3.2

Eligibility. The Chief Executive Officer of the Company in coordination with the Chief Strategy Officer, Chief HR Officer, Chief Technology Officer and Chief Product Officer and any other executive officers of the Company, as the case may be, shall set up an internal committee (the Internal Committee), which will identify potential recipients of RSU hereunder from among top performing and critical employees and officers of the Group who, in the opinion of the Internal Committee, are in a position to make a significant contribution to the success of the Group (the Potential Grantees). In identifying Potential Grantees, the criteria applied by the Internal Committee shall include the following criteria, in each case in the determination of the Internal Committee:

•	compliance with internal policies and behavior standards and adherence to corporate values and strategy of the Group;
•	the preceding twelve (12) months of high efficiency of work performance and achievement of key performance indicators applicable to the evaluation of the relevant Potential Grantee's work performance;
•	involvement in strategic projects; and
•	position scarcity and cost of replacement/onboarding.

In advance of a meeting of the Company’s Board of Directors (the Board), the Internal Committee can submit to the Compensation Committee (the Compensation Committee) of the Board the list of Potential Grantees (if any) and the number of RSU it determines should be granted to each Potential Grantee, and the Compensation Committee shall recommend to the Board such Potential Grantees and allocation of RSU, if any, that the Committee determines should be granted hereunder at such Board meeting. The Board at such meeting shall approve grants of RSU hereunder, if any, in its discretion based upon such recommendation (any recipients of RSU, for so long as they hold an RSU, the Participants).

No employee or other Person shall have any claim to be granted any award pursuant to the Plan, and none of the Company and the Administrator are obligated to treat eligible employees or other Persons uniformly.

3.3

Administration.  The Board and, to the extent the Board does not exercise such authority, the Compensation Committee, shall act as administrators of the Plan (each, an Administrator), and each shall have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable, and to decide all matters that must be determined in connection with the Plan (provided that to the extent any action, decision or interpretation of the Compensation Committee in its capacity as Administrator contradicts or conflicts with any action, decision or interpretation of the Board, then such action, decision or interpretation of the Board shall prevail; provided, further, that the Compensation Committee shall not take any action or adopt any decision or interpretation in its capacity as Administrator that contradicts or conflicts with those previously taken or adopted by the Board; and provided, further, that the Board may at any time override any action, decision or interpretation of the Compensation Committee in its capacity as Administrator). The Administrator may construe and interpret the terms of the Plan and any RSU granted under the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any RSU in the manner and to the extent it shall deem expedient to carry the Plan into effect. The Administrator may approve the amendment or alteration of any RSU in accordance with the terms of the Plan, provided that no such amendment or alteration shall adversely affect or abrogate an RSU held by a Participant without the Participant’s consent unless, in the case of an adverse amendment or alteration that similarly affects all then outstanding unvested RSU, the Participants holding at least seventy-five percent (75%) of such unvested RSU shall consent in writing to such amendment or alteration. All decisions by the Administrator in respect of the Plan and all interpretations by the Administrator of the Plan, any awards granted pursuant to the Plan or any Award Agreement (as defined below) shall be made in its sole discretion, and shall be final and binding on all Persons having or claiming any interest in the Plan or in any RSU provided that the decision of the Administrator shall not contradict Clause 13 of the Plan.

3.4

Forfeitures.  To the extent any RSU granted under the Plan terminates or is canceled for any reason without any Shares being delivered pursuant to the RSU, the number of Shares underlying such terminated or cancelled RSU shall again be available for the purpose of awards under the Plan.

3.5

Terms and Conditions.  The Administrator shall determine the terms of all RSU, subject to the limitations provided herein, and the Company shall furnish to each Participant an agreement (the Award Agreement) setting forth the terms applicable to the Participant’s RSU. By accepting an Award Agreement, the Participant agrees to the terms of the RSU and of the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan shall prevail. Such terms and conditions may include an obligation of the Participant to agree to lock-up arrangements with respect to Shares acquired pursuant to the RSU. Terms and conditions of RSU may differ amongst different Participants and different grants of RSU.

3.6

Tax Obligations.  Participants shall be solely responsible for any taxes and currency control obligations arising by reason of RSU held by them, and the Company as a condition to settlement of RSU may require a Participant to take all steps required to satisfy any tax withholding or other payment obligation. Where the Company is acting as a tax agent for a Participant under applicable law, the Company will (i) pay on such Participant’s behalf any taxes, social contributions or other payments to the relevant authorities that are required by law to be paid with in respect of the RSU, or (ii) withhold any monies from any compensation paid to such Participant on account of tax (including an amount equal to any tax or social security contributions payable by any of the Group members) for income or employment tax purposes and pay such amount to any applicable tax authority. Each Participant shall from time to time upon the written request of the Company provide to the Company in a timely manner such information as it reasonably requests in order to evidence the Participant’s tax and currency control residency and the compliance by the Participant with applicable laws (including taxation and currency laws) regarding the Plan.

3.7

Vesting.  Unless otherwise provided in an Award Agreement and subject to the other provisions of the Plan (including Section 10 (Death or incapacity of the RSU holder)), RSU shall vest as to twenty-five percent (25%) of the Shares subject thereto on the first anniversary of the date of grant and as to an additional one sixteenth (1/16th) of the Shares subject thereto on each succeeding three (3) month anniversary over the following three (3) years, in each case subject to continued employment with the

Group. RSU which have not become vested as of the date of termination of the Participant’s employment or service shall be forfeited and canceled upon such termination. Notwithstanding the preceding sentence, the Administrator may by written resolution provide that any unvested RSU, as well as any vested but not settled RSU, held by a Participant, shall be forfeited and canceled at any time upon the Participant's (A) the commission of any criminal or other act punishable by law which involves moral turpitude or which involves misappropriation or embezzlement of any property (including confidential or proprietary information) or fraud against any member of the Group or any of its customers or suppliers, or causing material damage to any member of the Group or any of its customers or suppliers by reason of negligence, breach of duty, dishonesty or other misconduct, (B) being adjudicated bankrupt under applicable law, (C) violation of any of the provisions of the Plan in any material respect, including with respect to disposal of the RSU, (D) conduct which could reasonably be expected to cause the Group or its shareholders substantial public disgrace or disrepute or economic harm, (E) material failure to perform duties consistent with such person's job functions assigned by the Group, (F) any act or knowing omission aiding or abetting a competitor, supplier or customer of the Group, that is adverse to the business of the Group or (G) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Group, in each case as determined in the Administrator’s discretion, and in each case regardless of whether such person's employment was terminated, and if terminated, regardless of whether any such event was formally the basis for such termination. If a Participant is on or subsequently goes on maternity leave, paternity leave or long-term leave (more than ninety (90) consecutive days), any pending or future vesting period, to the maximum extent permitted by applicable laws, shall be extended by a period equal to the duration of that maternity leave, paternity leave or long-term leave.

3.8

Delivery of Shares. Subject to Section 3.5 (Tax Obligations), as the RSU vest, the Company shall deliver to the Participant as soon as reasonably practicable, but not later than two (2) months thereafter, Shares free of all restrictions hereunder in respect of the total number of the RSU vested at respective vesting date and which have not previously been forfeited or settled.

3.9

No Rights as Shareholder.  Participants shall have no dividend, voting, or any other rights as a stockholder of the Company with respect to any RSU. The grant of RSU pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of the recipient of RSU to benefits under the Plan shall be solely those of a general, unsecured creditor of the Company. The grant of RSU shall not be construed as giving a Participant the right to be retained as a service provider to the Group. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any employee’s (whether a Participant or any other Person) employment or services at any time, nor confer upon any employee any right to continue in the employ or service of the Company or any of its Subsidiaries. The RSU is a right of the Participant to receive Shares and any issuance of Shares that may vest under the RSU does not form part of the remuneration that is due to a Participant pursuant to the terms of their office or employment with the Company or any of its Subsidiaries.

3.10	Expiration Date. No additional RSU shall be awarded after the Expiration Date but RSU then outstanding shall continue in effect in accordance with their terms.
3.11	No Cash in Lieu of Awards Participants granted an award under the Plan will not have the option of receiving cash or other property in lieu of such award.
4.	Adjustment

In the event of any stock split or combination of shares (including a reverse stock split), reorganization, recapitalization, merger, exchange of stock, redemption, repurchase, consolidation, other change in the capital structure of the Company, sale of assets or other similar event which requires adjustment in the good faith determination of the Administrator in order to avoid the enlargement or dilution of rights hereunder, the Administrator shall make adjustments to the maximum number Shares that may be delivered under the Plan and also make such changes in the number and kind of shares of stock, securities or other property (including cash) covered by outstanding RSU, and the terms thereof, as the Administrator determines to be appropriate. References in the Plan to Shares shall be construed to include any stock or securities resulting from an adjustment pursuant to this Section 4.

5.	No assignment

Except for any transfer of RSU pursuant to Section 10 resulting from the laws of descent and distribution, no RSU granted under the Plan may be sold, pledged, assigned, charged, hypothecated, transferred, dealt with (including creating a trust over), otherwise encumbered or disposed of in any manner (other than pursuant to the laws of descent and distribution), nor may a Participant enter into any derivative agreement or other similar hedging arrangement relating to any RSU without prior written consent of the Company, provided that the settlement of the RSU shall not be considered to be any type of disposal. The terms of an RSU award shall be final, binding and conclusive upon any transferee permitted under this Section 5.

6.	Governing law

The Plan shall be governed by, and be construed in accordance with, the Laws of England and Wales.

7.	Confidentiality and Personal Data Protection
7.1

Participants shall be required, as a condition to the receipt and retention of any RSU hereunder, to keep strictly confidential the terms of such Participant’s participation in the Plan and shall agree not to discuss the terms of such participation with any other employee or consultant of the Company or any other third party; provided that nothing herein shall prevent the disclosure of these terms to the Participant’s legal or tax advisors or as may be required to be disclosed in any prospectus prepared in connection with any offering of securities or as required by law.

7.2

Each Potential Grantee and each Participant acknowledges and agrees that the Company and the Group may use their personal data provided to the Group in their employment capacity for the purposes of administering this Plan and carrying out the transactions contemplated hereunder, including the transfer of such personal data or information to other jurisdictions, including the United States, and including the disclosure of the Participant's names and shareholding in the Company's filings required of it under applicable securities laws.

8.	Share capital

Nothing herein shall restrict the ability of the Company to increase its issued share capital (with the consequent dilution of the Participant’s percentage shareholding in the Company or the Participant’s potential shareholding in the Company as the case may be) or issue preference shares or other shares ranking in priority to the Shares that may be issued pursuant to each RSU.

9.	Rights and obligations associated with the Shares

Any Shares acquired pursuant to the RSU shall be subject to any and all the rights associated with the Shares in accordance with the provisions set out in the Articles.

10.	Death or incapacity of the RSU holder

If a Participant dies or is determined to be incapacitated by a court of competent jurisdiction while employed by or providing services to the Company or any Subsidiary, the RSU shall immediately vest and shall be issued to the Participant’s personal representatives (including his/her heirs by will and operation of law) or in the case of incapacity to his/her authorized and lawful representatives as to such number of Shares subject thereto as would have become vested had the Participant continued in service for one (1) additional year, and any RSU which have not become vested as of the date of death or such determination of incapacity shall be forfeited and canceled upon such death or determination.

11.	Shareholder notices

Prior to the settlement of any RSU, the Company shall not be obliged pursuant to the provisions of the Plan to provide the Participant with copies of any notices, circulars or other documents sent to shareholders of the Company in respect of Shares subject to the RSU.

12.	Amendment; Term

Notwithstanding any other provision of the Plan, the Administrator, in its sole and absolute discretion, may at any time or times amend or alter the Plan and may at any time terminate or discontinue the Plan as to any future grants of RSU subject to the provisions of Section 3.2 (Administration) and Section 4 (Adjustment).The Plan shall become effective as of July 1, 2021, and shall expire on the Expiration Date (unless terminated earlier by the Board); provided that outstanding RSU granted prior to such expiration (if any) shall remain outstanding in accordance with their terms following such expiration.

13.	Legal requirements

The Company may require, as a condition to the delivery of Shares pursuant to the Plan, that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved. The Company may require, as a condition to settlement of the RSU, such representations or agreements as counsel for the Company may recommend. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

14.	Miscellaneous
14.1	Headings. The titles and headings of the sections in the Plan are for convenience of reference only and shall not be considered in interpreting the Plan.
14.2

Interpretation. Unless the context of the Plan otherwise requires, words using the singular or plural number also include the plural or singular number, respectively; derivative forms of defined terms will have correlative meanings; the terms “hereof,” “herein” and “hereunder” and derivative or similar words refer to the entire Plan; the term “Section” refers to the specified Section of the Plan; the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and the word “or” shall be disjunctive but not exclusive.

14.3

Relationship to other benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.4

Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

14.5

Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

14.6

No fractional shares. No fractional Shares shall be issued or delivered pursuant to the Plan.  The Administrator shall determine whether cash or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.